Camber Energy, Inc. 8-K

Exhibit 10.2

First Amendment to the Camber Energy, Inc. Engagement Agreement

This First Amendment to Camber Energy, Inc. Engagement Agreement (“Amendment”) is made and entered into this 19th day of May 2020 (“Amended Effective Date”) by and between Sylva International LLC (“Sylva”) and Camber Energy, Inc. (“Camber” or the “Company”) (each individually a “Party” and collectively the “Parties”).

Recitals

A.       Sylva and Camber entered into an Engagement Agreement dated on or around February 19, 2020 (the “Agreement”), pursuant to which Sylva was to provide media-related services for Camber.

B.       The Parties now hereby desire to amend the Agreement as set forth below.

C.       Capitalized terms and phrases used herein but not otherwise defined shall have the meaning ascribed to such term or phrase in the Agreement.

Agreements

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged, Sylva and Camber agree as follows:

1.           Amendment of the Agreement.

a.	Section 2 “Service Fee” shall be amended and restated in its entirety, as follows:

Service Fee: In consideration for the Services provided under this Agreement, the Company shall pay a monthly service fee of Fifty Thousand U.S. Dollars ($50,000.00) (the “Cash Fee”). In addition, the Company shall pay a one-time, stock fee of One Hundred Thousand (100,000) shares of the Company’s common stock (the “Stock”) (the Cash Fee and Stock are collectively the “Service Fee”). All Service Fees are non-refundable.

The Stock shall be deemed fully vested, fully earned, not subject to forfeiture or rescission, free of any contingencies and fully paid for, on their date of issuance, and Sylva shall be deemed to hold all investment risk therewith on such issuance date.

Each installment of the Cash Fee shall be paid within five (5) days of the Company’s receipt of Sylva’s monthly invoice. The Stock shall be received by Sylva within fourteen (14) days after the Company has (a) received approval from its shareholders of an increase in its authorized shares of common stock; and (b) has received NYSE American additional listing approval for such issuance, which the Company shall obtain as promptly as possible. To facilitate the payment of Stock, the Company shall open an account at its transfer agent and authorize the issuance of the Stock in book entry form with the transfer agent. The Company shall pay for any transfer agent and/or legal related costs that Sylva might incur in the process of removing the trading restrictions from the Stock, which includes but is not limited to, the Company providing a legal opinion for the Stock, provided the Stock meets the requirements for the removal of the restrictive legend under the 1933 Securities Act.

b.	Section 3 “Term” shall be amended and restated in its entirety, as follows:

Term. This Agreement shall commence on the Effective Date and continue for an additional four months expiring on October 19, 2020 (the, “Term”). At the conclusion of the Term this Agreement and the terms contained herein may be renewed for an additional term by the Parties mutual written consent.

2.       Binding Effect. The terms, covenants, conditions and provisions contained in this Amendment shall be binding upon and inure to the benefit of Sylva and Camber, and their respective successors and permitted assigns. Sylva and Camber hereby ratify and confirm the terms and provisions of the Agreement as amended hereby. After the Amendment Effective Date, any reference to the Agreement shall mean the Agreement as amended hereby.

3.       Amendment. This Amendment may not be modified, altered or terminated nor any of its provisions waived except by a written instrument duly executed by an authorized officer of each Party. Except as amended hereby, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

4.       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, United States of America, excluding any conflicts of law rules requiring the application of the substantive law of any other jurisdiction.

5.       Entire Agreement. This Amendment, together with the Agreement, contains the entire agreement and understanding between the Parties concerning its subject matter. This Amendment supersedes all prior proposals, representations, agreements and understandings, written or oral, concerning its subject matter.

6.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Amendment, including the signature pages hereto, shall be deemed to be an original.

7.       Confirmation. For the sake of clarity, the parties agree that the amendment set forth in Section 1(a) is simply restating the original requirement to pay the Cash Fee and issue the Stock due pursuant to the original Agreement and no new shares of the Company’s common stock are issuable in connection with this Amendment.

{Signature Page to Follow}

By signing this Amendment, both Parties acknowledge that they fully comprehend the terms of this Amendment and have had the opportunity to seek the advice of counsel, whether exercised or not.

Signed:

CAMBER ENERGY, INC.

/s/ Louis G. Schott	May 19, 2020
Name: Louis Schott	Date
Title: Interim Chief Executive Officer

SYLVA INTERNATIONAL LLC

/s/ Ross Silver	5/12/20
Name: Ross Silver	Date
Title: Chief Executive Officer